EXHIBIT 10.39

DESCRIPTION OF COMPENSATION PAYABLE TO NON-MANAGEMENT DIRECTORS

Upon the recommendation of the Nominating and Governance Committee of the Board of Directors of American Express Company, on December 2, 2014, the Board approved the payment of the following compensation to each non-management director of the Board in respect of his/her service on the Board effective January 1, 2015:

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an annual retainer of $95,000; provided that this amount shall be reduced by $20,000 if the Director does not attend at least 75% of the meetings of the Board and meetings of the committees on which the Director serves;

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a grant of Share Equivalent Units having a value of $165,000 to be awarded under the 2003 Share Equivalent Unit Plan for Directors upon the Director’s election or reelection to the Board at the Annual Meeting of Shareholders;

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an annual retainer of $20,000 for the chairs of the Audit and Compliance Committee, Compensation and Benefits Committee, Nominating and Governance Committee and Risk Committee and an annual retainer of $10,000 for the chairs of the Innovation and Technology Committee and Public Responsibility Committee;

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an annual retainer of $20,000 for each member of the Audit and Compliance Committee and Risk Committee, an annual retainer of $10,000 for each member of the Compensation and Benefits Committee, and an annual retainer of $5,000 for each member of the Innovation and Technology Committee, Nominating and Governance Committee, and Public Responsibility Committee;

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an annual lead director fee of $25,000 (provided that if the lead director is the chair of the Nominating and Governance Committee, the retainer for service as chair of the Nominating and Governance Committee shall not be paid); and

•	reimbursement of customary expenses for attending Board, committee, and shareholder meetings.